Exhibit 15

To the Board of Directors and Shareholders

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UnitedHealth Group Incorporated and Subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated October 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is being used in Amendment No. 3 to the Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

January 12, 2004